Exhibit 10.1

To:
Barclays Bank Ireland PLC
Italy Branch
Via della Moscova 18 20121 Milano

Milan, 18/03/2022

Re:    Letter of indemnity in respect of the issuance of Trade Finance guarantee by Barclays Bank Ireland PLC, Italy Branch

*****

SUMMARY DOCUMENT

Fees for issue of guarantee	0,50 % of the amount of the bank guarantee/bond per year, to be paid in advance on a quarterly basis
Charges for issue	€ 0
Charges for notification/amendment/extension	€ 0
Charges for drafting text	€ 0
Charges for sending documents by courier	€ 0
Charges for sending via SWIFT	€ 0
Fees and charges claimed by other banks	€ 0
Value date of fees and charges	€ 0
Sureties in foreign currency	€ 0
Charges for enforcement in the interest of the Bank's customers in the case of guarantees received	€ 0
Charges for enforcement against the Bank's customers in the case of guarantees issued	€ 0
Registration charges	Equivalent to the amount of the tax/stamp duty/fees payable

LivaNova PLC Filiale Italiana Via Benigno Crespi 17 20159 Milano (MI) Italia
Iscritta al Registro Imprese di Milano - Codice Fiscale 09167120964
Partita IVA 09167120964 REA MI – 2073116
Tel. n. : +39 02 69969 711

LivaNova PLC
20 Eastbrorne Terrace,
London W2 6LG
Registered in England and Wales
nr. 09451374
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Tel. n.: +44 20 37865275
www.livanova.com

Charges for notarization	Equivalent to the amount of the notary's bill including VAT (and stamps if any)
Administrative charges for notarization and/or registration	€ 0
Management fees	Max € 50.000,00

*****

Dear Sirs,

Further to our recent discussions, we hereby request you to issue a bank guarantee on our behalf (the "Guarantee") on the terms set out below:

–Principal: LIVANOVA PLC 20 Eastbourne Terrace, London W2 6LG United Kingdom, acting through LIVANOVA PLC FILIALE ITALIANA, Via Benigno Crespi 17 20159 Milano

–Guaranteed person or company: MINISTERO DELLA TRANSIZIONE ECOLOGICA, PRESIDENZA DEL CONSIGLIO DEI MINISTRI,MINISTERO DELL’ECONOMIA E DELLE FINANZE, elettivamente domiciliati in Milano Via Freguglia 1, presso l’Avvocatura Distrettuale dello Stato (the “Beneficiary”);

–Credit institution where Guarantee is to be lodged: not applicable;

–Maximum amount guaranteed: EUR 270.000.000,00 (EUR two hundred and seventy million/00) (the “Maximum Amount Guaranteed”);

–Expiry: open ended;

–Subject of the Guarantee provided: Cauzione per attività di ripristino e bonifica ambientale;

We undertake to comply with the terms and conditions set out in this letter of indemnity.

The Guarantee must be drawn up in the form requested by the beneficiary, as per Appendix A hereto (Cf. appendix).

We hereby declare that:

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(a)Prior to submitting this application for issue of a guarantee and the related grant of indemnity on our part, we have accessed the information provided by Barclays Bank Ireland PLC, Italy branch (the “Bank”) on its website www.barclays.it, and reviewed the following documents: (i) a copy of the Information Sheets (Articles 115 et seq. of Legislative Decree No. 385 of 1 September 1993 and Bank of Italy Regulatory Instructions of 9 February 2011 on the subject of transparency of banking and financial transactions and services) containing the information on the Bank, as well as the terms and conditions and features of the services offered, and (ii) the guide to the out-of- court dispute resolution under article 128-bis of the Italian banking act;

(b)We have been informed of the possibility of obtaining, on request and free of charge, a copy of the application for the issue of a guarantee to be submitted by us and this letter of indemnity to be issued by us, as well as the Summary Document, even before submission of the application itself and without commitment for the parties, and that we have availed ourselves of that possibility;

(c)We do not act in the capacity as "consumers" pursuant to Article 3(1)(a) of Legislative Decree No. 206 of 6 September 2005.

We acknowledge that, for the purposes hereof, the Bank classified us as “client different from consumer/retail customer” and we are aware that the Bank, after the execution hereof, shall change the above classification, on our demand, depending on the applicable legal requirements.

1.Purpose and limitations on the Bank's liability

1.1We hereby acknowledge that we are requesting you to issue a bank guarantee on the terms and conditions and for the Maximum Amount Guaranteed set out above, payable by you upon first request from the beneficiary, with no possibility of our raising any objection irrespective of the circumstances of our relationship with the beneficiary.

1.2That Guarantee shall remain in force until the expiry date set out above.

1.3We hereby give our express consent, under our own responsibility, that you may, in the event of enforcement of the Guarantee, immediately pay the amount claimed by the beneficiary, following its simple written request, irrespective of any challenge or dispute raised by anyone, up to the Maximum Amount Guaranteed.

1.4The Guarantee to be issued by you following our application shall be governed by Italian Law. We hereby agree, under our entire responsibility, to bear at our exclusive expense any prejudicial consequence, loss, cost, expense or charge of any type and amount that may directly or indirectly derive from the application of the law of that jurisdiction and/or other

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foreign jurisdictions, or the terms that your foreign correspondents may require you to accept for the purposes of the issue of the Guarantee, hereby releasing the Bank and any company belonging to the Bank's banking group from any liability vis-à-vis ourselves and/or third parties. In the event of any prejudicial consequence, loss, cost, expense or charge of any type and amount arising directly or indirectly for the Bank and/or other companies belonging to the Bank's banking group from application of the law of that jurisdiction and/or other foreign jurisdictions, or the terms that your foreign correspondents may require you to accept for the purposes of issue of the Guarantee, we hereby undertake to indemnify and hold harmless the Bank and/or any other company belonging to the Bank's banking group, arranging promptly to make good, without exception, any loss whatsoever and to immediately refund any other cost, expense or charge the latter may have incurred as a consequence of the application of the rules of the above-mentioned foreign jurisdictions, or the terms that your foreign correspondents may require you to accept for the purposes of issue of the Guarantee.

1.5Where the Bank uses an electronic system to send the Guarantee or any document or correspondence relating thereto, we relieve the Bank and its correspondents of any liability for delays or errors due to the electronic system used.

1.6It is agreed that, where a payment made by us in your favour is subject to deductions or withholding taxes, we shall increase the amount of that payment so that the Bank receives what would be due to it in the absence of such deductions or withholding taxes. It is also agreed that any exchange risk is to be borne by us.

2.Fee

2.1As long as the original Guarantee issued by you has not been returned to you by the beneficiary or, failing this, the latter has not issued you with an equivalent declaration of release, we shall pay you a fee at the annual rate of 0,50% (Zero point fifty percent), calculated on the Maximum Amount Guaranteed, starting from the date of issuance, plus maximum Euro 50,000.00 (Euro fifty thousands/00) as management fees . To this end, we hereby authorize you to debit that fee, together with any expenses and charges, to our current account No. 01/424/412, IBAN IT10F0305101699000000000412. with the Bank, Barclays Bank Ireland PLC, Milan branch branch, or any other current account held by us with the Bank. The schedule of fees, together with any expenses or charges relating to the assignment undertaken by you with regard to this request for issue of a guarantee with grant of indemnity on our part, is contained in the Summary Document inserted as the front page of this agreement and which forms an integral part thereof.

3.Indemnity

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3.1The aforesaid Guarantee is understood to be provided by you on our exclusive behalf and at our exclusive risk and, in the event of enforcement of the Guarantee, we irrevocably and unconditionally undertake by means of this letter of indemnity to pay you promptly, at your simple request, the guaranteed sum of EUR 270.000.000,00 (EUR Two hundred and seventy million) plus interest and expenses. In addition, even if the Guarantee is not enforced, we undertake to indemnify and hold you harmless from any further cost, charge, expense or loss, including those deriving from or relating to legal proceedings, that may be incurred by you in relation thereto (including as a consequence of fiscal obligations in Italy or abroad connected with the issue of the Guarantee, therein including those relating to withholding tax on any fees you may owe to your correspondents), even before you have made the payment.

3.2We also hereby undertake to indemnify and hold you harmless with reference to all the related expenses, commissions and fees, taxes and duties of any kind payable by you and any of your correspondents, including foreign correspondents, from the date of issue of the Guarantee or from the time when you request one or more correspondents, including foreign correspondents, to issue same on our behalf. These obligations of ours shall remain in force and valid so long as the Guarantee issued by you remains in force and in any event until the original Guarantee agreement has been returned to you or until the beneficiary, possibly also via your correspondents, including foreign correspondents, has issued you with a formal declaration of full release in writing, containing inter alia an express declaration of waiver of any and every claim against the Bank.

3.3In addition to the provisions of the preceding subsections, this indemnity also refers to any claims received via your correspondents, including foreign correspondents. We also acknowledge and agree that we remain liable to you for all charges of a fiscal nature that you may be called upon to pay at any time and for any reason and that derive from or are connected with the Guarantee provided by you.

3.4Our commitment to you is to be considered as extending for 30 (thirty) days after expiry of the Guarantee issued by you, so that you may pass on to us any claims and/or requests, on the understanding that we expressly acknowledge that the first and second paragraphs of Article 1952 of the Italian Civil Code shall not apply and that, therefore, you shall always have recourse against us. We hereby waive any right to raise any objection against you that we may have raised against the principal creditor at the time of payment, even where, for any reason, you have paid the beneficiary without having informed us and/or we have also paid the debt. It is understood in addition that in any case you shall always have the option to bring an action for restitution against the creditor.

4.Waiver of objections

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4.1In consideration of the automatic, autonomous nature of the Guarantee you are to provide, we give you an undertaking that we shall not raise any exception or objection to payment by you in the event of enforcement of the Guarantee and, in particular, that we shall not bring any legal action against you designed to prevent or delay its enforcement. Where we consider that the Guarantee has been wrongfully enforced – without prejudice to our obligation to pay what is due to you at your first request – we undertake to bring any actions for restitution solely and exclusively against the beneficiary of the Guarantee and/or other parties that may be involved, but in any case not against the Bank.

5.Monetary compliance of the transaction

5.1We also hereby accept any present and future liability concerning the monetary compliance of the transaction and, more generally, its conformity with the legal and regulatory provisions applicable thereto and we declare that the necessary monetary measures have been adopted, expressly relieving the Bank of any liability in this respect.

6.Communications

6.1We hereby request you to advise us, by notice sent by the 3rd (third) Bank Working Day ("Bank Working Day" meaning any day on which banks are open in Milan) following receipt, of any communication you may receive from the beneficiary of the Guarantee and/or any of your correspondents, including foreign correspondents, and which concerns the possible enforcement of the Guarantee. It is understood in any event that even if you send us the aforesaid notice later than the 3rd (third) Bank Working Day following its receipt by you, Article 1952 of the Italian Civil Code shall in no case apply and therefore the Bank shall always have recourse against us. We hereby expressly waive any right to raise any objection against you that we may have raised against the principal creditor at the time of payment, even where, for any reason, you have paid the beneficiary without having informed us and/or we have also paid the debt.

6.2The notice referred to in the preceding subsection shall be understood as validly given if sent by certified e-mail (PEC) to the following e-mail address: livanova@legalmail.it; Or by registered letter with return receipt sent to the following address: LivaNova PLC Italian Branch, Via Benigno Crespi, 17 - 20159 Milano.

7.Right to revoke the credit line granted and possible cash collateral

7.1We declare and expressly accept that the credit line you have granted to our company by virtue of your letter dated 15/03/2022 and which is fully accepted by us, on the basis of which we are asking you to issue a guarantee, may be revoked by you at any time, including prior to

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expiry, at your unquestionable discretion and, in that case, we hereby undertake to release you from the commitments made.

7.2We acknowledge and agree that, in order to secure our obligations hereunder, pledged cash collateral is established in your favour over our current account no. 01/424/78389328, IBAN IT57V0305101699000078389328, pursuant to the current account agreement dated 23/02/2022, and the relevant pledge agreement dated 18/03/2022. We hereby expressly authorise you to debit any amount that we may owe you hereunder on the above mentioned account.

7.3We accept and agree that you may require us, at any time and as an express derogation from the restrictions set out in Article 1953 of the Italian Civil Code, to replace you with another guarantor. We hereby undertake to arrange without delay to conclude and sign, upon your simple request and at our exclusive expenses, any agreement or contract in public or private form as may be necessary or useful, in your unquestionable opinion, for your replacement by another guarantor.

8.Claims and extrajudicial resolution of disputes

8.1In the event of a dispute concerning the interpretation and/or implementation of this letter of indemnity or, more generally, the relationship with the Bank, the customer may submit a claim to the Bank's Claims Office, including by registered letter with return receipt or electronically, to the address Barclays Bank Ireland PLC, Italy branch, Complaints Office, Via della Moscova 18, 20121 Milan, or the e-mail address: reclami@barclays.it, or to the fax number +390254153222, or the certified e-mail (PEC) barclays.regulatory@pec.ie.barclays, or by filling in in the form available in the website www.barclays.it , “Complaints” section.

8.2To put forward the claim, the customer may use standard forms made available by the Bank. In any event, a claim submitted in another manner shall be considered valid if it contains the details of the complainant, the reasons for the claim and the signature or similar element permitting certain identification of the customer.

8.3If the claim is admitted, the Bank shall inform the customer how much time is needed to resolve the problem.

8.4If he does not receive a response within 60 days or is not satisfied with the response, the customer may appeal to the Banking Ombudsman (Arbitro Bancario Finanziario - ABF), subject to the following conditions:

(a)no more than twelve months have elapsed since submission of the claim to the Bank;

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(b)the dispute concerns banking and financial transactions and services: 1) up to EUR 200,000, if the customer is seeking a sum of money; 2) without restriction on the amount if it is sought solely to ascertain rights, obligations and options (for example, if the complaint concerns failure to deliver the transparency documentation);
(c)the dispute has not already been reviewed by the judicial authority, arbitrators or conciliators. However, appeal to the Banking Ombudsman is possible if a conciliation procedure is not successful.

To know more on how to approach the ABF, the customer may consult the website www.arbitrobancariofinanziario.it directly.

8.5The Client has the right to initiate an arbitration procedure if he is not satisfied or has not received a reply despite the complaint filed pursuant to the previous paragraph under this article. In this respect, with reference to the requirement laid down under article 5, paragraph 1-bis, of Legislative Decree no 28, dated March 4th 2010, to initiate an arbitration procedure before appealing to the judicial authority, the Parties agree (in pursuance of the afore- mentioned article 5, paragraph 5) to submit the disputes arising out of or in relation to this agreement to the Conciliatore Bancario Finanziario – Associazione per la soluzione delle controversie bancarie, finanziarie e societarie – ADR, the banking conciliation Body (registered with the register of conciliation bodies held with the Ministry of Justice) as Body specializing in banking and financial disputes that has access to an arbitrator network spread throughout the national territory. In accordance with the freedom of choice of the body, the contracting parties – also after underwriting this agreement – may however agree on appealing to another body registered with the same Ministry of Justice’s register. This is without prejudice to the possibility,to the extent permitted by regulations, of starting the procedure as per article 128- bis of Legislative Decree no 385, dated September 1st 1993, that is, that of appealing to the Arbitro Bancario Finanziario, an out-of court scheme run by the Bank of Italy, which also fulfils the condition of admissibility as per article 5, paragraph 1-bis referred to above.

9.Applicable law and competent jurisdiction

9.1Without prejudice to Clause 1.4 above concerning the law applicable to the requested Guarantee, this letter of indemnity is governed by Italian law and must be interpreted on the basis thereof.

9.2We hereby undertake to submit any disputes deriving from this letter or connected therewith
– including those relating to its interpretation, validity, effectiveness, implementation or termination, and those relating to the non-contractual obligations deriving from it – to attempted mediation according to the provisions of the regulations of the Conciliation Service of the Milan Chamber of Arbitration, of which we expressly declare knowledge and full

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acceptance, prior to bringing any arbitration or judicial proceedings. If the attempted conciliation fails, the dispute shall be referred to the exclusive jurisdiction of the Courts of Milan.

10.Amendments to the Guarantee

10.1We may submit any requests for variation in the expiry date of the Guarantee or Maximum Amount Guaranteed to the Bank by sending a letter of request in writing.

10.2Irrespective of anything stated in the text of the Guarantee, we expressly acknowledge the Bank's right to assess any request for extension or amendment of the Guarantee at its unquestionable discretion.

10.3We hereby acknowledge and accept that, concomitantly with the effective date of such amendments, our grant of indemnity pursuant to this letter of indemnity shall be understood as extended accordingly.

11.Miscellaneous

11.1(a) Should the Bank delay the exercise of or fail to exercise its own rights pursuant hereto, in no case may this be interpreted as a waiver thereof. (b) The Bank' rights pursuant hereto do not exclude but are in addition to the other rights provided under the applicable law.
11.2We confirm that, in carrying out the transaction referred to herein, your institution will not be involved, directly or indirectly, with any country or party that is the target of sanctions imposed from time to time by the European Union or its member states, United Kingdom, United States, United Nations or respective agencies/authorities, without your prior written consent. Furthermore, we undertake to procure that no proceeds deriving from the transaction referred to herein will, directly or indirectly, be used or paid for the purposes of any transaction related to either: (a) any person which is listed on the SDN List, or is owned or controlled, directly or indirectly, by any person listed on the SDN List; or (b) any country which is the subject of sanctions by any Authority. For the purposes hereof, “SDN List” means the Specially Designated Nationals List maintained by the Office of Foreign Assets Control of the US Department of the Treasury, or any similar list maintained by any Authority; and “Authority” means any relevant government, agency or legislature in the U.S., the U.K., the European Union or its member states, or respective agencies/authorities, including but not limited to: the U.S. Treasury Department’s Office of Foreign Asset Control (OFAC), the U.S. State Department, the United Nations Security Council, and Her Majesty’s Treasury.

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LivaNova PLC Italian branch

/s/ Valeria Bizzozero	/s/ Cesare Antoniazzi
Name: Valeria Bizzozero	Name: Cesare Antoniazzi
Title: Director Consolidated Accounting	Title: Director Tax

For the purposes of Articles 1341 and 1342 of the Italian Civil Code, we approve specifically the following clauses: 1 (Purpose and limitations on the Bank’s liability), 2 (Fees), 3 (Indemnity), 4 (Waiver of objections), 5 (Monetary compliance of the transaction), 6 (Communications), 7 (Right to revoke the credit line granted and possible cash collateral), 8 (Claims and extrajudicial resolution of disputes), 9 (Applicable law and competent jurisdiction) and 10 (Amendments to the Guarantee).

LivaNova PLC Italian branch

/s/ Valeria Bizzozero	/s/ Cesare Antoniazzi
Name: Valeria Bizzozero	Name: Cesare Antoniazzi
Title: Director Consolidated Accounting	Title: Director Tax

APPENDIX A – GUARANTEE

[data di emissione]

Da: Barclays Bank Ireland PLC – Sede Legale: One Molesworth Street, Dublino 2, Irlanda, D02 RF29 – Sede Secondaria: via della Moscova 18, 20121 Milano

A: il Ministero della Transizione Ecologica, la Presidenza del Consiglio Dei Ministri, il Ministero dell’economia e delle Finanze

[date of issue]

From: Barclays Bank Ireland PLC - Registered office: One Molesworth Street, Dublin 2, Ireland, D02 RF29. Secondary office: Via della Moscova 18 – 20121 Milan

To: The Italian Ministry of Ecological Transition, the Prime Minister office, the Ministry of Economy and Finance

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Oggetto:    Fideiussione    a    prima        richiesta numero:

PREMESSO CHE

1.Con ordinanza del 21 febbraio 2022 nel procedimento n. 3282/21 (l’”Ordinanza”) la Corte d’appello di Milano ha disposto la sospensione dell’esecutività della sentenza
n. 3294/2021 (la “Sentenza”), con cui la medesima Corte d’appello ha condannato LivaNova PLC, società di diritto inglese con sede a 20 Eastbourne Terrace, London W2 6LG United Kingdom (il “Debitore”) a versare l’importo di Euro 453.587.327,48, oltre interessi a favore del Ministero della transizione ecologica (C.F. 80188210589), la Presidenza del Consiglio dei Ministri (C.F. 80188230587); il Ministero dell’economia e delle Finanze (C.F. 80207790587) (congiuntamente, il “Beneficiario”); la Sentenza è stata impugnata dal Debitore con ricorso in Corte di Cassazione (iscritto a ruolo sub RG n. 31634/21)
2.Nell’Ordinanza, la Corte d’appello di Milano “subordina la sospensione dell’efficacia esecutiva della sentenza n. 3294 emessa dalla Corte di Appello di Milano in data 28 ottobre 2021, pubblicata il 12 novembre 2021, alla consegna di cauzione, all’Avvocatura Distrettuale dello Stato di Milano, quale difensore ex lege delle parti costituite, da parte di LivaNova PLC, mediante fideiussione a prima richiesta, che dovrà essere rilasciata da parte di primario Istituto Bancario, per euro 270.000.000,00, con efficacia sino alla conclusione del giudizio di legittimità, entro trenta giorni

Subject: First Demand Bank Guarantee Number:

WHEREAS

1.By an order issued on 21 February 2022 in the proceedings no. 3282/2021 (the “Order”) the Court of Appeals of Milan decided for the stay of the enforceability of judgement no. 3294/2021 (the “Decision”), whereby the same Court of Appeals of Milan condemned LivaNova PLC a company organized and existing under the Laws of England, having its registered office at 20 Eastbourne Terrace, London W2 6LG United Kingdom (the “Debtor”) to pay the amount of Eur 453,587,327.48 in favor of the Ministry of Ecological Transition (Tax Code 80188210589), the Prime Minister Office (Tax Code 80188230587), Ministry of Economy and Finance (Tax Code 80207790587) (all together, the “Beneficiary”); the Decision has been challenged by the Debtor before the Supreme Court (case enrolled with docket no. 31634/21)
2.In the Order, the Court of Appeal of Milan declared “the suspension of the enforceability of judgement no. 3294 issued by the Court of Appeal of Milan on October 28, 2021, published on November 12, 2021 is subject to the delivery of a bond, to the District State Attorney of Milan, as lawyer ex lege of the parties, from LivaNova PLC, by means of a first-demand surety, to be issued by a primary bank, for EUR 270,000,000.00, effective until the end of the proceeding before the Supreme Court, within thirty days starting from the communication of this order”.

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dalla comunicazione della presente ordinanza”
3.La banca, come di seguito indicata, ha dato la propria disponibilità a fornire una fideiussione a prima richiesta (la “Fideiussione”) nei termini di seguito indicati, a favore del Beneficiario.
TUTTO CIO PREMESSO
La sottoscritta Barclays Bank Ireland PLC, rappresentata da [●] nella sua qualità di [●], munito dei necessari poteri (il “Fideiussore”), si impegna come segue.
a.Le premesse sono parte integrante e sostanziale della presente Fideiussione
b.Con la presente Fideiussione il Fideiussore si costituisce irrevocabilmente fideiussore a favore del Beneficiario, nei limiti dell’Importo Massimo Garantito (come di seguito definito), a garanzia del corretto e puntuale adempimento da parte del Debitore, dei suoi successori o aventi causa, dell’obbligo di pagamento ai sensi della Sentenza
c.La Fideiussione è prestata fino alla concorrenza dell’importo massimo omnicomprensivo di Euro 270.000.000,00 ai sensi e per gli effetti dell’articolo 1938 del Codice Civile ove applicabile (l’“Importo Massimo Garantito”)
d.Il Fideiussore dichiara espressamente di rinunciare al beneficio della preventiva escussione del Debitore quale debitore principale
e.Ogni richiesta di pagamento del Beneficiario dovrà:
–essere trasmessa per iscritto
–indicare il numero e la data della Fideiussione
–indicare la somma richiesta

3.The bank, as indicated below, has given its availability to provide a first-demand guarantee (the “Guarantee”), in accordance with the terms hereof, in favor of the Beneficiary.

ALL THAT BEING SAID

The undersigned Barclays Bank Ireland PLC, duly represented by [●], in his capacity as [●], endowed with the necessary powers (the “Guarantor”), hereby undertakes the following obligations.
a.The foregoing is an integral and substantial part of this Guarantee;
b.By this Guarantee, the Guarantor irrevocably declares to become guarantor, in favor of the Beneficiary, within the limits of the Maximum Guaranteed Amount (as identified hereof), and guarantees the exact and timely fulfillment, by the Debtor, its successor and assignees, of the obligation to pay pursuant to the Decision
c.The Guarantee is granted for an amount not exceeding in total Euros 270,000,000.00 pursuant to Article 1938 of the Italian Civil code to the extent applicable (the “Maximum Guaranteed Amount”)
d.The Guarantor expressly declares to waive his right to compel the Beneficiary, as suing creditor, to sue the Debtor as first debtor
e.Any request for payment from the Beneficiary must:
–Be served in writing
–State the reference number and the date of this Surety
–State    the    amount    of    payment demanded
–State the name of the bank of the
Beneficiary and the account number

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-    indicare il nome della banca del Beneficiario e le coordinate bancarie per il pagamento (la “Richiesta”)
f.Il Fideiussore si obbliga ad effettuare il pagamento al Beneficiario entro 5 giorni lavorativi dalla ricezione della Richiesta. Il Fideiussore    farà    affidamento esclusivamente sulla Richiesta senza possibilità di sollevare contestazioni e non dovrà effettuare alcuna ulteriore verifica o controllo in merito a quanto riportato nella stessa
g.Nei limiti dell’Importo Massimo Garantito, la presente Fideiussione potrà essere escussa più volte, fermo restando che ad ogni escussione parziale l’Importo Massimo Garantito verrà corrispondentemente ridotto;
h.In espressa deroga all’articolo 1945 del Codice Civile, il Fideiussore non opporrà al Beneficiario nessuna eccezione, prima di aver integralmente versato al Beneficiario quanto indicato nella Richiesta
i.La Fideiussione rimarrà in vigore sino alla conclusione del giudizio di legittimità, e cioè fino alla pubblicazione della sentenza che verrà emessa nel procedimento Cass. Civ. R.G. n. 31634/2021, concernente l’impugnazione della Sentenza n. 3294/21.
j.Il Fideiussore dichiara quanto segue:
–è una banca validamente costituita ed esistente in conformità alle disposizioni di legge applicabili
–è in possesso delle autorizzazioni necessarie allo svolgimento della propria attività con particolare riguardo alla emissione della Fideiussione in conformità alle applicabili disposizioni di legge
k.    Qualsiasi comunicazione ai sensi della presente Fideiussione dovrà essere where this payment must be carried out (the “Request”)
f.The Guarantor undertakes to pay the Beneficiary within 5 working days from the receipt of the Request. The Guarantor shall rely exclusively on the Request of the Beneficiary without raising objections and shall not carry out any further enquiries or checks as regards the content of the same
g.Within the limits of the Maximum Guaranteed Amount, the Guarantee can be cashed several times, it being understood that after each payment the Maximum Guaranteed Amount shall be reduced accordingly;
h.Expressly derogating to Article 1945 of the Italian Civil Code, the Guarantor shall not raise any exceptions towards the Beneficiary before having paid to the Beneficiary the total amount identified in the Request
i.The Guarantee will be effective until the end of the proceeding before the Supreme Court, i.e. until the publication (pubblicazione) of the judgment to be issued within the proceeding Cass. Civ.
R.G. no. 31634/2021, dealing with the challenge of the Decision no. 3294/21
j.    The Guarantor represents the following:
–it is a bank duly incorporated and existing in accordance with the applicable provisions of law
–it is endowed with the authorizations which are necessary to carry out its activities and in particular the issuance of the Surety, in accordance with the applicable provisions of law
k.    All communications pursuant to the Guarantee shall take place in writing by certified email address to the following certified email address:
-    to    the    Guarantor:
trade_asf@pec.ie.barclays

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effettuata per iscritto a mezzo pec ai seguenti indirizzi:
Se al Fideiussore: a trade_asf@pec.ie.barclays All’attenzione di Trade Middle Office Italy

Se al Beneficiario:
–Al Ministero della Transizione Ecologica, all’indirizzo pec MITE@pec.mite.gov.it
–All’avvocatura Distrettuale di Milano, all’indirizzo pec ads.mi@mailcert.avvocaturastato.it, all’attenzione dell’avv. Francesco Vignoli
l.Qualunque spesa, imposta, onere o tassa relativa alla presente Fideiussione sarà interamente a carico del Debitore
m.La presente Fideiussione è personale e non trasferibile dal Beneficiario.
n.La Fideiussione è retta dal diritto italiano. Per qualsiasi controversia relativa alla presente Fideiussione sarà competente in via esclusiva il Foro di Milano
o.La Fideiussione è stata redatta in lingua italiana e inglese. In caso di qualsiasi contrasto tra le due versioni, prevarrà la versione in lingua italiana
[nome della banca] [firma]

to the kind attention of Trade Middle Office Italy
–to the Beneficiary: The Italian Ministry of Ecological Transition, certified email: MITE@pec.mite.gov.it
–To the District State Legal Service in Milan, to the certified email ads.mi@mailcert.avvocaturastato.it, to the kind attention of Francesco Vignoli
l.All costs, fees, charges or taxes related to the Guarantee shall be paid by the Debtor
m.The Guarantee is personal and cannot be transferred or assigned by the Beneficiary.
n.The Guarantee is governed by and construed in accordance with the laws of Italy. Any dispute arising in connection with the Guarantee shall be settled exclusively by the Court of Milan
o.The Guarantee has been drawn up in Italian and English. In the event of any conflict between the two versions, the Italian version will prevail

[name of bank] [Signed by]

LivaNova PLC Italian branch

/s/ Valeria Bizzozero	/s/ Cesare Antoniazzi
Name: Valeria Bizzozero	Name: Cesare Antoniazzi
Title: Director Consolidated Accounting	Title: Director Tax

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